EXHIBIT (12)


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                       January 1, 1995 - December 31, 1999
                                     ($000)

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

                                                         Year Ended December 31
                                    -----------------------------------------------------------
                                       1995          1996       1997        1998       1999
                                       ----          ----       ----        ----       ----
Fixed Charges, as defined:
    Interest on  Long-Term Debt        $23,141       $23,176     $24,904    $27,389     $27,728
    Other Interest                       2,252         3,448       4,500      4,909       2,778
    Amortization of Debt Discount
      and Expense                          882           865         730        714         699
    Interest Portion of Rentals          1,764         1,798       2,111      1,986       1,707
                                      --------     ---------    --------   --------       -----
    Total Fixed Charges, as defined    $28,039       $29,287     $32,245    $34,998     $32,912
                                      ========     =========    ========   ========   =========
Earnings, as defined:
    Net Income                         $38,065       $46,793     $43,059    $27,301     $45,296
    Taxes on Income                     22,120        27,347      21,034     14,604      24,591
    Fixed Charges, as above             28,039        29,287      32,245     34,998      32,912
                                      --------     ---------    --------   --------   ---------
    Total Earnings, as defined         $88,224      $103,427     $96,338    $76,903    $102,799
                                      ========     =========    ========   ========   =========
Ratio of Earnings to Fixed Charges        3.15          3.53        2.99       2.20        3.12
                                      ========     =========    ========   ========   =========

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